Exhibit 3.166

CERTIFICATE OF INCORPORATION

OF

IDLOGIX, INC.

FIRST.                    The name of the corporation (which is hereinafter referred to as the “Corporation”) is IDLogix, Inc.

SECOND:               The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:              The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,000 shares of common stock with a par value of  $.01 per share.

FIFTH:                   The name and mailing address of the incorporator are Sheri Roberts, Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603.

SIXTH:                   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend  or repeal the By-lays of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders.  Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on October 29, 2002.

/s/ Sheri Roberts
Sheri Roberts

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.               The name of the corporation (hereinafter called the “corporation”) is

IDLOGIX, INC.

2.               The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.               The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.               The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on April 6, 2004.

/s/ Stanley J. Andersen
Stanley J. Andersen, Assistant Secretary